                                                                   EXHIBIT 10.19

                                PHYTERA, INC.

                                      and

                              CHIRON CORPORATION


________________________________________________________________________________

                                 COLLABORATION
                                   AGREEMENT
________________________________________________________________________________

THIS AGREEMENT is made on May 20, 1998 between:

1. PHYTERA, INC., incorporated in Delaware, and located at 377 Plantation Street, Worcester, Massachusetts 01605 ("PHYTERA") and

2. CHIRON CORPORATION, incorporated in Delaware, and located at 4560 Horton Street, Emeryville, California 94608 ("CHIRON").

RECITALS

     Phytera has an extensive library of natural product extracts derived from plants and marine organisms, including, without limitation, the ExPAND and uMARINE extracts.

     Chiron is an international pharmaceutical company experienced in discovering, developing, registering and marketing pharmaceutical products and is able to facilitate the research and development of such products.

     Chiron wishes to collaborate with Phytera in the area of identifying healthcare products associated with the Targets referenced herein with both parties participating in the proceeds of commercialization of such products.

IT IS AGREED as follows.

1.  DEFINITIONS AND INTERPRETATION

     The following definitions apply unless the context requires otherwise.

     1.1  "ADDITIONAL EXTRACTS" has the meaning referenced in Section 3.6.

     1.2 "AFFILIATE" means, with respect to any party hereto, any entity that directly or indirectly controls, is controlled by, or under common control with, that party. For such purpose the terms "control" means ownership or control of at least 50% of the voting interest in the entity in question. Without limiting the generality of the foregoing, the Affiliates of Chiron expressly exclude Novartis AG, a Switzerland corporation, or any Affiliates of Novartis AG, or any successors in interest thereof, ("Novartis"), unless and until such time as Novartis exercises its rights to control Chiron in accordance with the terms and conditions of the November 20, 1994 Governance Agreement between Chiron and Novartis' predecessor Ciba Geigy Limited.

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     1.3  "AGREEMENT TERM" has the meaning referenced in Section 14.4.

     1.4 "ASSAYS" means the assays to be utilized for identification of molecules by screening against targets in the Research Field, including any primary or secondary assay or test proposed by Chiron for the purposes of this Agreement.

     1.5  "COLLABORATION TERM" shall have the meaning referenced in Section
14.1.

     1.6 "DERIVATIVE COMPOUND SERIES" means homologs, isomers, analogs and derivatives, substitutions or formulations of a Licensed Compound, as those terms are defined below in this Section. "Homolog" means a compound differing by one to three (1-3) R groups (e.g., ethyl, propyl, methylene group or ethylene group, or similar or equivalent combinations thereof). "Isomer" means a compound differing by position isomery, geometric isomery, or stereochemical isomery. "Analog" shall have the meaning generally understood by practitioners of the art (e.g., a compound differing by removal of one or two (1 or 2) individual small elements or one larger element thereof and/or addition of zero to three (0-3) suggested small elements). Small elements include substituent groups such as OH, OCH3, N02, NH2, halogen, S03H and similar groups. A larger element may include up to 10 carbons and up to 3 heteroatoms. "Derivative" means a compound derived by one to three (1-3) substitutions, deletions or additions or simple oxidations or reductions made to a Licensed Compound or any compound within a Derivative Compound Series. Salts, formulations and prodrugs of a Licensed Compound or any compound within a Derivative Compound Series shall also be included within the Derivative Compound Series.

     1.7  "EFFECTIVE DATE" means the date of signing of this Agreement.

     1.8 "EXEMPT PRODUCT" means a compound which is based on a Licensed Compound, which arises as a result of the activities referenced in this Agreement, which is not a Tertiary Product, and which is discovered more than five (5) years after the LC Declaration Date for the relevant Licensed Compound in question, irrespective of whether such compound is inside or outside the Derivative Compound Series for such Licensed Compound, and for which Chiron, its Affiliate or licensee has received governmental health regulatory approval to market and sell in a country(s).

     1.9 "EXTRACT" means a solution or suspension of chemicals derived from fermenting a plant or marine microorganism, or the residue remaining from the evaporation of solvent from such a solution or suspension.

     1.10 "INFORMATION" has the meaning set out in Article 12.

     1.11 "INITIAL EXTRACTS" has the meaning referenced in Section 3.1.

     1.12 "LICENSE" has the meaning set forth in Section 5.2.

     1.13 "LICENSED COMPOUND" OR "LC" means a compound within a Licensed Compound Series.

                                       2
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     1.14  "LICENSED COMPOUND SERIES" OR "LCS" means all compounds contained within a Optioned Validated Lead Structure Series, and analogues or derivatives thereof, which are the subject of Chiron's Licensed Compound Declaration in accordance with Section 5. 1.

     1.15 "LC DECLARATION DATE" shall mean, with respect to any Licensed Compound Series (and any Licensed Compounds within such Series), the date upon which Chiron declares its intent to secure a License to such Licensed Compound Series pursuant to Section 5. 1.

     1.16 "NET SALES" means, in relation to a Product, the actual invoiced price at which the Product is sold by Chiron or any of its sub-licensees to an independent third party in a bona fide arms length transaction less the following deductions to the extent actually allowed and taken:

     (i)   all trade, cash and quantity credits, discounts, refunds or rebates;
           and
     (ii)  allowances or credits for returns; and
     (iii) packaging and handling fees (if charged separately); and
     (iv)  prepaid freight and insurance; and
     (v) sales tax and other governmental charges (including a value added tax) actually paid in connection with the sale (but excluding what are commonly known as income taxes).

     In the event that Products are sold in combination with another product or active component, (a "Combination Product") for a single price, Net Sales from sales of Combination Product for purposes of calculating royalties due under this Agreement shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where A is the gross selling price of the Product sold separately in the country of sale and B is the gross selling price of the other product(s) or component(s) sold separately in the country of sale. In the event that no such separate sales are made, Net Sales, for purposes of determining royalty payments on such Combination Products, shall be a reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the Products to the price of the Combination Product. Such apportionment shall be negotiated in good faith between the parties and such apportionment shall be established prior to the time that a party hereto shall have the right to sell such Combination Products.

     1.17 "NATURAL PRODUCTS CHEMISTRY ISOLATION AND IDENTIFICATION" OR "NPCH" means the process whereby Extracts agreed upon by Chiron and Phytera pursuant to
Section 3.3 are analyzed by Phytera for the identification of Validated Lead Structures.

     1.18 "OPTIONED VALIDATED LEAD STRUCTURE" OR "OVLS" means a compound as to which the parties have identified a Validated Lead Structure, and is contained within a Optioned Validated Lead Structure Series.

     1.19 "OPTIONED VALIDATED LEAD STRUCTURE SERIES" OR "OVLSS" means the compound series which contains all Validated Lead Structures for any Target, which compound series is the subject of Chiron's OVLS Declaration referenced in
Article 5.

     1.20 "OVLS EVALUATION LICENSE AND OPTION TERM" shall have the meaning referenced in Article 5 and Section 14.3 herein.

     1.21 "PATENT" means a governmental grant in any country, and any provisional or regular application therefor and any divisions or continuations in whole or in part thereof, of exclusive rights to the practice of an invention or discovery. Any subsequent addition, extension, registration, confirmation, reexamination, reissue, supplementary protection certificate or renewal of such governmental grant is included. Patents include any Patent owned, licensed or otherwise acquired by Phytera which is useful or necessary in the development or commercialization of Optioned Validated Lead Structures, Licensed Compounds or Products, including, without limitation, Pre-LC Declaration Patents, Post-LC Declaration Patents, or Phytera Independent Patents. Expressly excluded from Patents are any patents claiming inventions discovered or reduced to practice by Chiron outside of this Agreement and the collaboration contemplated herein, including, without limitation, Chiron patents covering libraries or compounds outside the scope of this Agreement.

     1.22 "POST-LC DECLARATION PATENTS" means, with respect to any Licensed Compound, all Patents claiming Products or Licensed Compounds, and any and all derivatives thereof, and methods of making or using Licensed Compounds or formulations of Licensed Compounds and Products, which are filed after the LC Declaration Date, regardless of inventorship.

     1.23 "PRE-LC DECLARATION PATENT" means, with respect to any Licensed Compound and its precursor or related compounds and any analogues or derivatives thereof (including, without limitation, Optioned Validated Lead Structures), all Patents claiming such precursor or related compounds and any analogues or derivatives thereof and methods of making or using Licensed Compounds or formulations of Licensed Compounds filed prior to the LC Declaration Date, regardless of inventorship.

     1.24 "PRIMARY PRODUCT" means a compound which is a Licensed Compound or a compound within the Derivative Compound Series of such Licensed Compound, which arises as a result of the activities referenced in this Agreement and is discovered within five years after the LC Declaration Date for the Licensed Compound in question, for which Chiron, its Affiliate or licensee has received governmental health regulatory approval to market and sell in a country(s).

     1.25 "PRODUCT" means a Primary Product, Secondary Product, Tertiary Product or Exempt Product.

     1.26 "PRODUCT PATENT" means, with respect to a Product, an issued Patent containing valid issued claims directed to such Product or methods of making or using a Product or formulations of a Product, which patent claims are directed to subject matter conceived or reduced to practice as a result of the activities referenced in this Agreement.

     1.27 "RESEARCH FIELD" means the screening of natural products against Targets, for the identification and commercialization of compounds useful as healthcare products.

     1.28  "SCIENTIFIC COMMITTEE" means the committee referenced in Article 11.

     1.29 "SECONDARY PRODUCT" means a compound which is based on a Licensed Compound but which is outside the Derivative Compound Series for such Licensed Compound, which arises as a result of the activities referenced in this Agreement and which is discovered within five (5) years after the LC Declaration Date for the relevant Licensed Compound in

                                       4
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question, for which Chiron, its Affiliate or licensee has received governmental health regulatory approval to market and sell in a country(s).

     1.30 "PHYTERA INDEPENDENT PATENT" means an issued patent owned by Phytera which contains issued valid claims directed to a process, method or composition of matter practiced by Chiron in making or using a Tertiary Product, which process, method or composition of matter was discovered by Phytera independently of this Agreement.

     1.31 "TERTIARY PRODUCT" means a compound which is not a Primary or Secondary Product, but which is covered by a Phytera Independent Patent.

     1.32  "TARGETS" means the Targets referenced in Exhibit A.

     1.33 "VALIDATED HIT EXTRACT" OR "VHE" means an Extract with appropriate evidence of biological activity in an Assay sufficient to warrant progression to NPCII as determined by the Scientific Committee from time to time.

     1.34 "VALIDATED LEAD STRUCTURE" means an individual compound as to which Phytera (or, if applicable, Chiron) has completed NPCII, has identified the compound's chemical structure and verified its biological activity in primary and secondary screens.

     1.35  "VLS EVALUATION TERM" shall have the meaning referenced in Section
14.2 herein.

2.  SCOPE OF THE COLLABORATION

     2.1  Exclusive Collaboration.

     During the Collaboration Term, Phytera shall collaborate exclusively with Chiron in the Research Field. Further, Phytera agrees that its rights to (a) undertake any natural product screening or other drug discovery and development activity against Targets in the Research Field for any third party or on its own behalf, or (b) supply any Extracts to or undertake any screening activities for any third party for screening against any Targets in the Research Field shall be subject to the Non-Competition Covenants referenced in Article 9 herein.

3.  COLLABORATION WORKPLAN

     This Article 3 outlines the schedule of activities associated with Extract delivery, screening, compound identification, structural analysis, reporting of compound data and other activities to be undertaken by the parties hereto, which schedule shall be reviewed and updated by the Scientific Committee from time to time. Phytera shall notify Chiron of any problems or projected delays in meeting the timelines referenced herein.

     3.1  DELIVERY OF EXTRACTS.

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     No later than [    ]* after the Effective Date Phytera will deliver to
Chiron for natural product screening [      ]* ExPAND and uMARINE Extracts (the
"Initial Extracts") with appropriate corresponding documentation. With respect to ExPAND Extracts, such documentation shall indicate the number of extracts from various plant orders (as represented on a phylogenic tree) and the number of species represented in the Extracts. With respect to uMARINE Extracts, the documentation shall indicate the geographic locations from which the samples used to derive the Extracts were sourced and the type of microorganisms (e.g., fungus, actinomycetes or eubacterium) represented in the Extracts. Such Extracts shall be selected by Phytera from its library of existing Extracts in an effort to achieve the broadest possible chemical diversity, taking into consideration phylogenic and habitat characteristics. Extracts selected by Phytera shall be supplied in a form generally compatible with Chiron's assay protocols based on Chiron's test of controls previously supplied by Phytera.

     3.2  SCREENING AND SECONDARY TESTS.

           (a) Chiron shall conduct primary screening of the Initial Extracts against the Targets. The parties agree that Chiron shall have the right to screen any or all of the Extracts provided by Phytera hereunder against any or all of the Targets. It is anticipated that Chiron will use commercially reasonable efforts to conclude primary screening within [ ]* following Chiron's receipt of the Initial Extracts, and shall attempt to conclude primary screening of approximately [ ]* of the Initial Extracts against [ ]* Targets within [ ]* following Chiron's receipt of the Initial Extracts.

           (b) Chiron shall conduct secondary in vitro or in vivo evaluation of the Initial Extracts, or fractions thereof as necessary, to better define activity and specificity parameters for the selection of Validated Hit Extracts for submission to NPCII.

           (c) When necessary and mutually agreed, Chiron will transfer appropriate assays, protocols, and reagents to Phytera, solely for Phytera's internal use in carrying out NPCH pursuant to this Agreement. In the event that both parties agree to a transfer pursuant to this Section 3.2(c), Chiron shall reimburse Phytera's fairly allocable out of pocket travel and equipment costs (e.g., excluding FTE costs under Section 6.2) attributable to such transfer and subsequent performance of assays and NPCH activities conducted by Phytera pursuant to this Agreement. As a condition of such reimbursement, Phytera shall submit its estimate of such costs prior to such transfer. Further, Phytera shall deliver extracts and other necessary reagents to Chiron's facilities, and Chiron shall have the right to conduct assays in support of NPCII activities at its own facilities, in the event that Chiron determines in its reasonable discretion that the costs associated


________________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

                with the transfer of assays, protocols and reagents to Phytera referenced in this Section 3.2 (c) are unreasonable or unacceptable to Chiron. Chiron grants Phytera no other right or license to any Chiron materials, Patents or Information.

     3.3  NPCHII.

           (a) In conjunction with Chiron's conduct of the activities referenced in Section 3.2 above with respect to other Targets, Chiron and Phytera shall review the screening data generated pursuant to Section 3.2 for each Target, and the parties shall
                jointly select [        ]* Extracts which demonstrate sufficient
                activity, specificity or other characteristics for entry into NPCH ("Validated Hit Extracts.")

           (b) On a Target by Target basis, with respect to the Validated Hit Extracts, Phytera shall undertake all activities reasonably necessary to obtain Validated Lead Structures for each of the [ ]* Validated Hit Extracts, which activities shall commence subsequent to the joint selection of Validated Hit Extracts from
                [    ]* Targets.  Phytera shall provide up to [
                ]* to perform such activities, subject to receipt of the R&D FTE Support payment referenced in Section 6.2(a). It is anticipated that the activities referenced in this Section 3.3 (b) shall be completed within the Collaboration Term. The parties will mutually agree to extend the Collaboration as reasonably necessary to complete these activities.

     3.4  REPORTING.

     As soon as practicable, but in no event less than thirty (30) days after the completion of each phase of the Collaboration Workplan referenced above for each Target, each party shall provide the other party with a written report in reasonable detail summarizing the activities undertaken during that phase. In the case of Phytera, such reports shall include documentation describing the biological sources of hit extracts under review, along with available information describing the chemical characterization of such extracts, fractions or isolates thereof. The parties shall confer together through the Scientific Committee by mutually acceptable means, including, including, without limitation, by telephone or by means of a video conference facility for the purpose of discussing the report and recommending further activities.

     3.5  OTHER DELIVERABLES.


________________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

          (a) At any time during the Collaboration Term, in addition to the reports referenced in Section 3.4 Phytera will, if requested by Chiron, exercise best efforts to provide to Chiron reasonable additional quantities of Validated Hit Extracts for Chiron's use in (i) confirming activity in primary and secondary assays; and
               (ii) confirming selectivity and other pharmacologically relevant characteristics, subject to Chiron's reimbursement of Phytera's fairly allocable costs.

          (b) At any time prior to expiration of the VLS Evaluation Term, Phytera will, if requested by Chiron, exercise best efforts to provide larger amounts of Validated Lead Structures or Validated Hit Extracts, subject to Chiron's reimbursement of Phytera's fairly allocable costs.

          (c) At any time prior to expiration of the OVLS Evaluation License and Option Term, if requested by Chiron, Phytera shall transfer to Chiron its cell culture materials and protocols necessary for scale-up and production of OVLS, solely for Chiron's evaluation purposes, subject to Chiron's reimbursement of Phytera's fairly allocable costs and Chiron's compliance with the confidentiality provisions of Article 12 herein. Phytera grants Chiron no other rights or licenses to materials referenced in this Section 3.5
               (c).

     3.6  PURCHASE OF ADDITIONAL EXTRACTS.

     At any time prior to the expiration of the OVLS Evaluation License and Option Term, on a Target by Target basis, Chiron shall have the right to order and screen, and Phytera shall have the obligation to deliver additional ExPAND and uMARINE Extracts (the "Additional Extracts"), subject to availability of such Extracts. Such Additional Extracts shall be subject to the terms of this Agreement as if included in the Initial Extracts, subject to the provisions of
Section 6.4 regarding payment for the Additional Extracts.

4.  OPTIONED VALIDATED LEAD STRUCTURES

     4.1  Declaration of Optioned Validated Lead Structure Series by Chiron..

     For a period of [                            ]* after Chiron receives from
Phytera a complete report detailing all information relevant to the Validated Lead Structures for the Target in question, (the "VLS EVALUATION TERM") Chiron shall have the right to undertake whatever activities it deems necessary to determine the suitability of the Validated Lead Structures for its commercial activities, and shall have the right to declare by notice to Phytera that it wishes to acquire the OVLS Evaluation


_________________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

License referenced in Section 4.2 below with respect to any or all Validated Lead Structures for the given Target (the "OVLS DECLARATION"). Upon Chiron's exercise of the OVLS Declaration, and subject to Section 4. 1 (a) and Chiron's payment obligations referenced in Section 6.5, the entire series of compounds which are the subject of such OVLS Declaration, and any analogs or derivatives thereof, shall be deemed the Optioned Validated Lead Structures Series, and all compounds contained within the Optioned Validated Lead Structure Series shall be deemed Optioned Validated Lead Structures.

          (a) In the event that Phytera or a third party collaborator of Phytera independently of this Agreement discovers verifiable biological activity for a Validated Lead Structure declared by Chiron, and such discovery has occurred before the discovery of biological activity for the VLS by Phytera or Chiron under this Agreement (a "Prior Discovery"), and such VLS is therefore encumbered, either by virtue of a pre-existing obligation to a third party or under an internal Phytera discovery program, Chiron shall not have the right to obtain an OVLS Evaluation License with respect to such Validated Lead Structure(s) (an "Exempt VLS"), provided that:

               (1)  Phytera shall notify Chiron in writing within [
                             ]* following Phytera's characterization of such VLS
                    that any such Exempt VLS is the subject of a Prior Discovery, and

               (2) Phytera shall provide Chiron a written report which identifies when such Prior Discovery occurred, and which otherwise substantiates Phytera's claim that such compound is an Exempt VLS (e.g., a structural data as shown by NMR or HPLC analysis in a report showing the date such data was discovered.)

4.2 OVLS EVALUATION LICENSE.

     Once Chiron has made the OVLS Declaration pursuant to Section 4. 1, Phytera shall grant Chiron an exclusive worldwide license, with right to suublicense, under all Patents and Information owned, licensed, acquired or controlled by Phytera, to undertake research and development activities with respect to all Optioned Validated Lead Structures which are the subject of the OVLS Declaration and derivatives and analogues thereof (the "OVLS EVALUATION LICENSE") for a
period of [      ]* after the OVLS Declaration (the "OVLS EVALUATION LICENSE AND
OPTION TERM") During such OVLS Evaluation License Option Term, and any relevant term of non-competition referenced in Article 9, Phytera shall not engage in any screening, research or development activities with respect to any Optioned Validated Lead Structures on its own or enter into any third party agreements with respect to such activities, or grant any other parties rights to any Optioned Validated Lead Structures.


_____________________________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately wiht the Securities and Exchange Commission.

5.  LICENSED COMPOUNDS

     5.1 CHIRON'S LICENSED COMPOUND DECLARATION AND EXERCISE OF OPTION TO LICENSED COMPOUND.

               (a) At any time within the OVLS Evaluation License and Option Term., Chiron may secure the License referenced in Section
                    5.2 with respect to any or all compounds contained within a Optioned Validated Lead Structure Series by notifying Phytera of Chiron's interest in obtaining the License referenced in Section 5.2 (the "LC DECLARATION") Chiron's provision of the LC Declaration to Phytera shall constitute Chiron's exercise of its option to the Optioned Validated Lead Structure Series in question, and upon Phytera's receipt of Chiron's LC Declaration (the "LC DECLARATION DATE"), any and all compounds which are the subject of Chiron's LC Declaration will be deemed to be a Licensed Compound(s) subject to the License referenced in Section 5.2.

               (b) Phytera shall execute (and shall ensure that any of its employees execute and that any third party involved in the discovery or invention over whom they have control executes) all necessary documents to perfect Chiron's rights pursuant to this Article 5.

     5.2  LICENSED COMPOUND AND PRODUCT LICENSE.

               (a) In consideration of the License Fee referenced in Section 6.6, upon Phytera's receipt of the LC Declaration referenced in Section 5.1, Phytera shall immediately grant and does hereby grant to Chiron an exclusive worldwide license, with right to sublicense, to make, have made, use, import, offer for sale, sell, have sold or otherwise commercialize any Product based on or derived from a Licensed Compound and any analogues or derivatives thereof under any and all Patents, other intellectual property and Information owned, licensed, acquired or controlled by Phytera as of the LC Declaration Date, and any other Patent(s) or Information owned, licensed, acquired or controlled by Phytera before or after the LC Declaration Date (the "LICENSE").

6.  PAYMENTS

     Chiron shall make payments to Phytera as follows:

     6.1  EXTRACT DELIVERY PAYMENT. For Phytera's delivery to Chiron of the
Initial Extracts referenced in Section 3.1,  [               ]* payable within
[                   ]* following such delivery.

     6.2  R&D FTE SUPPORT. Subject to Sections 6.2(a)(b) and (c), for Phytera's
provision of [       ]* in Phytera's performance of the NPCII Program
(the "Total FTE Payment"), Chiron shall pay Phytera a total of up to [
      ]*, as follows:



               (a)  Chiron shall pay Phytera [             ]* of the Total FTE
                    Payment within [       ]* after the parties have selected
                    Validated Hit Extracts pursuant to Section 3.3

               (b)  Chiron shall pay to Phytera [              ]* of FTE Payment
                    upon [
                                                                 ]*

               (c) Phytera shall keep and provide Chiron with accounting records for its FTE efforts undertaken pursuant to this
                    Section 6.2. In the event that Phytera does not utilize
                    [         ]* in its performance of the  NPCII Program,
                    Chiron may elect to apply such unused FTE effort to other activities performed by Phytera under this Agreement, as mutually agreed by the parties. In the event that the parties are unable to mutually agree upon other activities to be performed by Phytera, Phytera shall provide Chiron with a cash payment equivalent to such unused FTE effort
                    within [    ]* following the conclusion of the Collaboration
                    Term.

     6.3 SCALE-UP. In the event that Phytera engages in scale up manufacturing of VHEs or OVLSs pursuant to Section 3.5, Chiron shall reimburse Phytera for its fairly allocated costs associated with such scale up manufacturing.

     6.4 ADDITIONAL EXTRACTS. In the event that Chiron purchases Additional Extracts pursuant to Section 3.6, Phytera shall deliver such Extracts to Chiron. For each Additional Extract delivered by Phytera to Chiron, and the right to screen such Additional Extract against one (1) Target, Chiron shall pay Phytera
[      ]*. Chiron shall have the right to screen any and all such Additional
Extracts against any and all of the Targets, but shall pay Phytera an additional
[           ]* for each additional Target (i.e, second, third, fourth and fifth
Targets) against which the Additional Extract is screened. All payments made by Chiron under this Section 6.4 shall be creditable, on a Target by Target basis, against the non-competition fee referenced in Section 9.4.

__________________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

     6.5 OVLS EVALUATION LICENSE AND OPTION FEE.

     Within [            ]* following the OVLS Declaration by Chiron referenced
in Section 4. 1, Chiron shall pay to Phytera a non-refundable fee of [       ]*
(the "OVLS Evaluation License and Option Fee") for the exclusive right to evaluate such Optioned Validated Lead Structure(s) and derivatives and analogues thereof as a potential Licensed Compound until the conclusion of the OVLS Evaluation License and Option Term. Such fee shall be a one time only obligation per Optioned Validated Lead Structure Series and shall not be credited against any royalty or other payment payable by Chiron to Phytera under this Agreement.

     6.6 LICENSE FEE.

     With respect to each Licensed Compound Series for which Chiron has taken a License by making the LC Declaration referenced in Section 5.1, Chiron shall pay
Phytera within [       ]* after procuring such License a fee of [       ]* (the
"License Fee"). The License Fees paid by Chiron for Licensed Compounds shall not be credited against any royalty payable by Chiron to Phytera under this Agreement.

     6.7 PAYMENT TERMS AND ARRANGEMENTS. All payments due by Chiron to Phytera pursuant to this Agreement shall be (a) made payable to Phytera; and (b) made by bank draft or telegraphic transfer to a bank account nominated by Phytera; and
(c) payable in United States currency, converted in accordance with Chiron's standard accounting procedures, as modified by Chiron from time to time and (d) unless otherwise agreed pursuant to this Agreement paid within [ ]* of any notification or declaration pursuant to this Agreement.

___________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

7. MILESTONE PAYMENTS

     7.1 MILESTONE PAYMENTS.

     Chiron shall pay to Phytera the milestone payments referenced below in
Section 7.2 with respect to the Licensed Compounds, subject to the foregoing:

          (a) Chiron's milestone payment obligations shall apply only to Licensed Compounds which are submitted as a product for an indication which is separate and distinct from indications for which other Licensed Compounds were submitted (e.g., in the event that two Licensed Compounds are submitted to clinical evaluation for the same indication, the second Licensed Compound shall not be subject to additional milestone payments).

          (a)  With respect to the [               ]* Licensed Compounds
               submitted to clinical evaluation as separate and distinct products which satisfy the conditions referenced in Section
               7.1(a), Chiron's milestone payments shall be [      ]* of the
               payments referenced in Section 7.2. With respect to the [     ]*
               Licensed Compound submitted to clinical evaluation as a separate product for separate indication, the milestones payments
               referenced in Section 7.2 shall be reduced by [       ]*. With
               respect to the [      ]* Licensed Compound submitted to clinical
               evaluation as a separate product for a separate indication, and
               [        ]* Licensed Compounds submitted to clinical evaluation
               as separate products for separate indications, the milestone
               payments referenced in Section 7.2 shall be reduced by [    ]*.

          (b) In the event that any Licensed Compound has been submitted to clinical evaluation once for any indication, Chiron shall have no obligation to pay any milestone fees in the event that the same Licensed Compound is submitted to any subsequent clinical evaluations for any indication.

          (b) With respect to derivative compounds of Licensed Compounds which are discovered more than [ ]* after the Declaration Date for the Licensed Compound in question, Chiron shall have no obligation to make the milestone payments referenced in this Article 7.

     7.2  Subject to Sections 7.1 and 7.3, Chiron shall make the following
milestone payments within [        ]* of the occurrence of the following events:

___________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

          (a)  [        ]* upon either (a) the [
                              ]* or (b) the [
                                                  ]* whichever occurs first; and

          (b)  [              [ * upon [
                                                  ]*; and
          (c)  [              ]* upon [
                                                  ]*; and
          (d)  [              ]* upon [
                                                  ]*; and
          (e)  [              ]* at such time as [
                                                                      ]*.

     7.3 APPLICATION OF MILESTONE PAYMENTS AS CREDITS AGAINST ROYALTIES.

          (a) The milestone payments referenced in Sections 7.2(a) through 7.2(d) shall not be credited against any royalty payable by Chiron to Phytera pursuant to Article 8, and;

          (b)  The [      ] milestone payment referenced in Section 7.2(e) shall
be fully recreditable against any royalty payable by Chiron to Phytera pursuant to Article 8.


8. ROYALTIES

     8.1 PAYMENTS ON NET SALES OF PRODUCTS. Chiron shall pay to Phytera royalties on the Net Sales of Products sold by Chiron, its Affiliates or any of its sublicensees on a country by country basis, during the royalty terms specified in Section 8.2, at the following royalty rates:

          (a)  [         ]* of Net Sales of [                        ]*;

          (b)  [         ]* of Net Sales of [                        ]*; and
          (c)  [         ]* of Net Sales of [                        ]*.

___________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

     No royalty shall be payable by Chiron with respect to Exempt Products. Chiron's payment obligations under this Section 8.1 shall be due concurrently with the statement referenced in Section 8.3.

     8.2  TERM OF ROYALTY OBLIGATION.

               (a) Subject to Section 8.2(b) and 8.2(c), Chiron's royalty obligations to Phytera as to each Primary Product, Secondary Product or Tertiary Product (excluding Exempt Products) as provided in Section 8.1 shall terminate on a country-by-country basis, on the expiration date of the last to expire of the Product Patent(s), or, if applicable with respect to a Tertiary Product, a Phytera Independent Patent, which includes at least one claim covering the Product which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken or, after mutual consultation and agreement, an appeal is not taken.

               (b) Subject to Section 8.2(d), Chiron shall pay royalties on Primary Products and Secondary Products pursuant to Section
                    8.1 in any country(s) where no Product Patent has issued, regardless of whether or not there are pending unissued Product Patent claims in such country, provided that Chiron's royalty obligations to Phytera as to each Primary Product and Secondary Product sold in such country shall terminate on the fifth anniversary of the first commercial sale of each such Primary Product or Secondary Product in such country. If, and at such time as, a Product Patent issues in such country after such fifth anniversary, Chiron's royalty obligation shall be revived and shall thereafter terminate with respect to Primary Product(s) and Secondary Product(s) sold in such country upon the last to expire Product Patent(s) in such country

               (c) If no Product Patent including at least one claim covering the Primary Product or Secondary Product has been granted in the country of sale within five (5) years from the filing date of such Product Patent in that country, and at such time any product is sold in that country which (i) would infringe a claim of the Product Patent(s) or (ii) has the same or closely related chemical formula as the Product ("Competitive Product"), then the royalties owing to Phytera with respect to the Primary Product or Secondary Product shall be reduced by [ ]* (the "Reduced Royalty"). If no Product Patent issues in such country prior to the fifth anniversary of the first commercial sale of such Primary Product or Secondary Product, upon such anniversary Chiron's obligation to pay the Reduced Royalty on Net Sales of Primary Product or Secondary Product in such country shall terminate, unless and until such time as a Product Patent issues in such country, in which case Chiron's royalty obligation shall terminate upon the last to expire Product Patent in such country.

     Upon expiration of Chiron's royalty obligations referenced in this Section
8.2 on a Product by Product and country by country basis, Chiron shall have a fully paid up license under all Patents and intellectual property of Phytera with respect to such Product in such country.

     8.3 STATEMENT RELATING TO ROYALTIES.

     For the purpose of notifying and paying royalties under Section 8.1 Chiron
shall, within [       ]* after each six month period from the date of the first
sale of each Product, furnish to Phytera a statement showing the Net Sales of Products sold by Chiron, Affiliates of Chiron or its sublicensees during the six months immediately preceding the end of such six month period and the royalties and their method of calculation. The amount due as royalty in accordance with the statement referred to in this Section 8.3 shall be paid by bank draft accompanying the statement or by telegraphic transfer to an account nominated by Phytera and shall be paid to Phytera by Chiron in United States currency.

     8.4 RETENTION OF RECORDS.

     At its usual place of business, Chiron shall keep true and accurate records of all matters connected with the manufacture and sale of Products and shall also keep proper books of account relating to money payable to Phytera hereunder containing such true entries complete in every particular as may be necessary for enabling the amount of such money to be conveniently ascertained.

     8.5 RIGHT OF INSPECTION.

     Phytera shall have the right at its own expense to appoint an independent certified public accounting firm reasonably acceptable to Chiron and under customary confidentiality obligations to Chiron, to audit the records and books of account referred to in Section 8.4 solely for the purpose of verifying the royalty payments made by Chiron to Phytera. Chiron shall give such accounting firm all necessary assistance, including access to facilities and other documents, subject to reasonable prior notice and during normal business hours, to enable the amount of any royalty payable under this Agreement to be ascertained or verified. Phytera's right of audit may be exercised no more frequently than once in any calendar year. The accounting firm shall disclose to Phytera only information relating solely to the accuracy of the royalties paid and associated royalty reports.

9. NON-COMPETITION COVENANTS

     9.1 During the Collaboration Term Phytera shall, without the payment of any additional consideration by Chiron, refrain from engaging in research and development activities, internally

___________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

or in collaboration with other parties, with respect to the use of any Phytera Extracts against any Targets.

     9.2 Until the expiration of the VLS Evaluation Term, on a Target by Target basis, Phytera shall, without the payment of any additional consideration from Chiron, refrain from engaging in research and development activities, internally or in collaboration with other parties, with respect to the use of any Extracts purchased by Chiron pursuant to Article 3 against any Targets for which Chiron is evaluating Validated Lead Extracts or Validated Lead Structures.

     9.3 During the OVLS Evaluation License and Option Term, on a Target by Target basis, Phytera shall:

               (a) without payment of additional consideration from Chiron, refrain from engaging in research and development activities, internally or in collaboration with other parties, with respect to the use of any Extracts purchased by Chiron pursuant to Article 3 against any Targets for which Chiron has exercised its OVLS Declaration, and

               (b) refrain from engaging in research and development activities, internally or in collaboration with other parties, with respect to the use of any and all Phytera extracts against a specified Target, on a Target by Target basis, for which Chiron has exercised its OVLS Declaration pursuant to
Article 4, provided that Chiron paid Phytera a non-competition fee of [    ]* in
lieu of the OVLS Evaluation License and Option Fee referenced in Section 6.5 (the "OVLS Non-Competition Covenant").

     9.4 Following the conclusion of the OVLS Evaluation License and Option
Term, on a Target by Target basis, Phytera shall for a period of [    ]* refrain
from engaging in research and development activities, internally or in collaboration with other parties, with respect to the use of any and all Phytera extracts against any specified Target, on a Target by Target basis, for which Chiron has exercised its OVLS Declaration/Option, provided that Chiron pays
Phytera a non-competition fee in the amount of [       ]*, which fee shall be
in lieu of the License Fee referenced in Section 6.6 and shall be subject to the credit referenced in Section 6.4 herein (the "Commercial Non-Competition Covenant").

10. PATENTS

     10.1 FILING AND PROSECUTION OF PATENTS.

          (a)  Ownership of Patents and Prosecution of Pre-LC Declaration
               ----------------------------------------------------------
               Patents.  All Patents, including Pre-LC Declaration Patents and
               --------
               Post-LC Declaration

___________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

               Patents, shall be owned by and filed in the name of the party to whom inventorship is attributed under United States Patent Law (i.e., patents claiming sole Phytera inventions shall be in the name of Phytera, patents claiming sole Chiron inventions shall be in the name of Chiron, and patents claiming joint inventions shall be in the name of Phytera and Chiron), subject to any assignment obligations referenced herein. The owner of any Pre-LC Declaration Patent shall be responsible for preparing, filing, prosecuting and maintaining its Pre-LC Declaration Patents.

          (b)  Assignment of Pre-LC Declaration Patents. Within thirty (30) days
               ----------------------------------------
               following the LC Declaration Date Phytera shall assign to Chiron at Chiron's cost all of Phytera's interest in any Pre-LC Declaration Patents which claim compositions of matter or uses which relate primarily to Licensed Compounds, or which claim methods of manufacturing compounds which relate exclusively to Licensed Compounds.

          (c)  Assignment of Post-LC Declaration Patents. After the LC
               -----------------------------------------
               Declaration Date, initial ownership of all inventions relating to the Licensed Compound shall be based upon inventorship as determined by U.S. Patent Law, and Post-LC Declaration Patents shall initially be owned by and filed in the name of the party to whom inventorship is attributed under United States Patent Law. After the LC Declaration Date, and upon Chiron's request, Phytera shall assign to Chiron all of Phytera's interest in any and all Post-LC Declaration Patents which claim compositions of matter or uses which relate primarily to Licensed Compounds, or which claim methods of manufacturing compounds which relate exclusively to Licensed Compounds.

          (d)  Prosecution of Post-LC Declaration Patents. Chiron shall be
               ------------------------------------------
               responsible for preparing, filing, prosecuting to grant and maintaining any Post-LC Declaration Patents claiming inventions invented solely by Chiron, and any Post-LC Declaration Patents which are assigned to Chiron, including, without limitation, Post-LC Declaration Patents claiming inventions invented solely by Phytera or jointly invented by Chiron and Phytera. Chiron shall be obligated to pay for the preparation, filing, prosecution or maintenance of any Patents which are assigned to Chiron or exclusively licensed to Chiron under this Agreement, to the extent provided in Section 10.1(g).

          (e) It is the intent of the parties that intellectual property shall be protected as effectively as possible for the mutual benefit of Phytera and Chiron and in support of such intent each party shall supply to the other party any and all data generated by either party in respect of any compound to which Chiron has rights under this Agreement.

          (f) The parties shall collaborate so that the most effective patenting strategy is implemented to give Chiron exclusivity in respect of any Optioned Validated Lead Structure, Licensed Compound, Licensed Compound or Product, both in respect of time before publication and scope of patent claims. Further, to facilitate the assignment of Phytera Patents to Chiron pursuant to Section 10. 1 (b) and 10. 1 (c), in the event a Phytera Patent contains subject matter directed to the composition, use or making of Licensed Compounds, and also contains subject matter not directed to the Licensed Compounds (i.e., subject matter which relates generally to Phytera's business activities outside the scope of this Agreement) the patent counsels of Phytera and Chiron shall, where possible and practical, cooperate to develop patenting strategies to generate a set of Patent(s) which contain only subject matter directed to the composition, use or making of Licensed Compounds (e.g., divisional practice and the like) which patent(s) shall be assigned to Chiron in accordance with this Section, and a set of patent(s) which claim the subject matter not directed to the Licensed Compounds. In the event that (1) a Post LC Declaration Patent or Pre-LC Declaration Patent contains claims directed to compositions of matter or uses or manufacturing methods which relate to Licensed Compounds, and also contains claims which do not relate to Licensed Compounds; (a "Mixed Patent") and (2) it is not practical or feasible to divide the Mixed Patent to generate a set of Patents which contain only subject matter directed to the composition, use or making of Licensed Compounds; and (3) the claims of the Mixed Patent which do not relate to the Licensed Compound are of importance or relevance to Phytera's business activities and third party obligations outside of this Agreement; and (4) there is a good faith dispute between the parties as to whether the claims of such Mixed Patent is subject to an assignment obligation pursuant to Sections 10.1(b) and (c), (i.e, whether the claims of such Mixed Patent relate primarily to Licensed Compounds) (the "Mixed Patent Assignment Dispute") the parties shall discuss in good faith whether such Mixed Patent should be assigned to Chiron, and Phytera shall have no obligation to assign such Mixed Patent unless both parties have agreed to such assignment, provided that Phytera shall not unreasonably withhold its agreement to such assignment.

          (g)  Responsibility for Patent Prosecution Costs. Chiron shall
               -------------------------------------------
               reimburse Phytera for its costs incurred in prosecuting Phytera owned Pre-LC Declaration Patents pursuant to Section 10.1(a), provided that:

               (1) Such Phytera owned Pre-LC Declaration Patents relate primarily to the Licensed Compounds (i.e., the claims of such Patents are directed primarily to the composition, uses or methods of making the Licensed Compounds, and are not directed primarily to methods of making compounds which have broad applicability to Phytera's business outside the scope of this Agreement).

               (2) Phytera shall consult with Chiron prior to undertaking significant patent prosecution activities which would incur significant expense; and

               (3) Phytera shall submit to Chiron customary invoices setting forth in reasonable detail the patent prosecution expenses for which Phytera seeks reimbursement; and

               (4) Chiron's obligation to pay for patenting activities for any Pre-LC Declaration Patent shall cease at such time as Chiron's right to acquire a License to such Pre-LC Declaration Patent under this Agreement expires, or Chiron indicates to Phytera that it does not wish to obtain a License to such Pre-LC Declaration Patent. After the LC Declaration Date, Chiron shall bear the costs of patenting activities with respect to any Pre-LC Declaration Patents or Post-LC Declaration Patents which are assigned to Chiron

               (5) Further, Chiron shall bear the costs of patenting activities with respect to Pre-LC Declaration Patents or Post-LC Declaration Patents which are exclusively licensed to Chiron and which relate primarily to the Licensed Compounds (i.e., Patents in which the claims are directed primarily to the composition, uses or methods of making the Licensed Compounds, and are not directed primarily to methods of making compounds which have broad applicability to Phytera's business outside the scope of this Agreement).

     10.2 INFRINGEMENT.

          (a) Each party shall promptly notify the other party in writing of any alleged or threatened infringement of an issued Patent of which such party becomes aware, provided that Chiron is commercializing a Product under such Patent. Chiron shall have the right to bring and control any action or proceeding with respect to such alleged or threatened infringement (a "PROCEEDING") at its own expense and represented by legal advisers of its own choice.

          (b) In the event Chiron brings a Proceeding, Phytera shall reasonably cooperate with Chiron including, if required, undertaking any action or agreeing to be joined as a party to such Proceeding, the reasonable costs of which shall be at Chiron's expense.

          (c) In the event Chiron commences a Proceeding, and the subject of such Proceeding is a Product Patent, any recovery realized as a result of such Proceeding which is directly attributable to infringement of the Product Patent, after reimbursement of any and all litigation expenses and reasonable costs of Chiron, shall be treated as Net Sales under this Agreement.

          (d) With respect to an actual infringement, if within one hundred twenty (120) days following the notice of infringement referenced in Section 10.2(a), Chiron has not brought a Proceeding or commenced licensing negotiations to abate such actual infringement, Phytera shall have the. following rights:

               (1) In the event that Chiron possesses a sole or joint ownership interest in the Patent which is the subject of such infringement, or such Patent is solely owned by Phytera but covers (i.e., contains claimsdirected to) a Chiron Product (a "Phytera Owned Product Patent"), Phytera may propose to Chiron that Chiron and Phytera participate in such Proceeding as partners, with the understanding that Phytera and Chiron shall share equally all costs and all recoveries arising from the Proceeding unless otherwise mutually agreed(the "Joint Proceeding"). If Chiron does not elect to proceed with Phytera in a Joint Proceeding within sixty (60) days after receiving Phytera's Joint Proceeding proposal, Phytera may undertake a Proceeding on its own with respect to a Phytera Owned Product Patent, provided that Phytera shall consult with Chiron and shall obtain Chiron's consent prior to undertaking any actions which would affect Chiron's commercial interests with respect to such Phytera Owned Product Patent, such consent not to be unreasonably withheld or delayed, provided that Chiron shall be under no obligation to consent to actions which would materially affect Chiron's commercial interests.

     10.3 INFRINGEMENT OF THIRD PARTY RIGHTS.

     In the event that any allegation of infringement of any third party patent rights is raised by a third party by reason of the exercise by Chiron or any of its sub-licensees of any rights pursuant to this Agreement ("Third Party Infringement Action") Chiron, or any sub-licensee of Chiron, as may be determined by Chiron, shall have the right to control any defense of any such Third Party Infringement Action at its own expense and represented by legal advisers of its own choice. In the event that Phytera is named as a defendant or otherwise becomes involved in such Third Party Infringement Action, Phytera shall have the right, at its own expense, to be represented in any such action by legal advisers of its own choice. In the event of such Third Party Infringement Action, Phytera shall cooperate in good faith with Chiron or any sub-licensee of Chiron (as the case may be) on a reasonable basis to negotiate and settle any dispute with a Third Party in relation to such infringement or alleged infringement of any Alleged Third Party Patent Rights and otherwise resolve any such infringement or alleged infringement and secure Chiron's continued rights to the Alleged Third Party Patent Rights, if necessary or desirable.

     10.4 COOPERATION IN CONNECTION WITH INFRINGEMENT DISPUTES.

     In any suit or dispute involving infringement or alleged infringement by a third party of a Product Patent (including Pre-LC Declaration Patents and Post-LC Declaration Patents), or Third Party Infringement Action, the parties shall cooperate fully and, upon the request and at the reasonable expense of Chiron, Phytera shall make available to Chiron or its sub-licensees at reasonable times and under appropriate conditions all relevant personnel, and the like which are in its possession or control provided, however, that Phytera shall not be obliged to provide such assistance if to do so would materially disrupt its normal business activities.


11. SCIENTIFIC COMMITTEE AND REPORTING

     11.1 ESTABLISHMENT AND PURPOSES.

          Phytera and Chiron shall coordinate the activities to be undertaken pursuant to this Agreement by means of a joint committee consisting of an agreed equal number of representatives from Chiron and Phytera (the "Scientific Committee"). Decisions of the Scientific Committee shall be by consensus. The Scientific Committee will meet at least during the Collaboration Term, VLS Evaluation Term, or OVLS Evaluation License and Option Term at such times or at such other locations as may be determined by Phytera and Chiron (including by means of telephone or video conference) for the purpose of:

          (a) reviewing the progress and the results of screening, NPCII and related information and collaboration activities;

          (b) discussing inventions arising from the collaboration and patenting strategy for the benefit of both parties;

          (c) discussing any reports made in the previous six months in connection with any activities undertaken under this Agreement.

     11.2     MINUTES OF SCIENTIFIC COMMITTEE.

     Minutes of any meeting of the Scientific Committee shall be taken by a representative of Phytera and/or Chiron and shall be circulated promptly after the meeting for any comment by Phytera and Chiron. Once consensus has been reached as to the contents of the minutes, the minutes shall represent the formal decisions of the Scientific Committee.

12. CONFIDENTIALITY AND PUBLICATIONS

     12.1     CONFIDENTIAL INFORMATION.

     Except as otherwise provided in this Article 12, during the Agreement Term, and thereafter for five (5) years, both parties shall maintain in confidence and use only for purposes of this Agreement all information and data (herein referred to as "Information") resulting from or related to or arising from the activities of the parties hereunder which is supplied by the other party under this Agreement.

     The obligations of confidentiality shall not apply to any part of such Information that:

          (a) is or becomes published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information in the contravention of this Agreement;

          (b) is disclosed to the receiving party by a third party, provided such Information was not obtained by such third party directly or indirectly from the other party under this Agreement;

___________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

          (c) prior to disclosure under this Agreement, was already in the possession of the receiving party, provided such Information was not obtained directly or indirectly from the other party under this Agreement;

          (d) is developed independently of the Information obtained from the disclosing party, as demonstrated by written evidence;

          (e) is required to be disclosed under any applicable legislation or other legal requirement or under the rules or regulations of any recognized stock exchange which are applicable to the disclosing party or any of its Affiliates but only to the extent required; or

          (f) is disclosed by a party with the prior written consent of the other party; or

          (g)  is otherwise agreed by the Parties can be disclosed.

     12.2 PERMITTED DISCLOSURES.

     To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Information it is otherwise obligated under this Article not to disclose, to a Affiliate or a potential licensee or sub-licensee on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party or any potential licensee may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain a Patent, or to secure authorization to conduct a clinical trial, or to market a Product commercially.

     12.3 PUBLICATION.

     Notwithstanding the confidentiality obligations contained in this Article 12, each party recognizes the interest of the other in publishing results of its scientific research to obtain recognition within the scientific community and to advance the state of scientific knowledge. Both Parties also recognize their mutual interest in obtaining valid Patent protection. Consequently, during the term of this Agreement and thereafter until the date of expiration of the last of the Patents, if any employee of a party (the Publishing Party) wishes to make a publication (including any oral disclosure made without obligation of confidentiality) relating to or arising out of the performance of that party's obligations under this Agreement, the Publishing Party shall transmit to the other party (the Reviewing Party) a copy of the proposed written publication at least 60 days prior to submission for publication, or a summary in writing of such oral disclosure at least 30 days prior to presentation. The Reviewing Party shall have the right:

          (a)  to request modifications to the publication for Patent reasons;
               and

          (b) to request a delay in the proposed publication or oral presentation in order to protect patentable information. If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of 90 days to enable Patent applications protecting such information to be filed. If the Reviewing Party reasonably claims that such information, whether or not patentable, may have significant commercial value and can be maintained as a trade secret, the Publishing

               Party shall publish or disclose only such Information which would not adversely affect such commercial value.

     Upon the expiration of sixty (60) days from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above.

13.  INDEMNITY BY CHIRON

     13.1  Indemnity by Chiron.

     Chiron shall indemnify and hold harmless Phytera and the officers, directors employees and agents of Phytera from and against any and all liability, loss, and damages they may suffer as the result of claims, demands, costs or judgments which may be made or instituted against them arising directly from the manufacture, use or sale by Chiron of Optioned Validated Lead Structures, Licensed Compounds, or Products, or any negligent acts or omissions by Chiron or third parties who are Chiron sub-licensees of the License referenced in Section 5.2.

14.  TERM AND EARLY TERMINATION

     14.1 Collaboration Term. The Collaboration Term shall commence on the date Phytera completes delivery to Chiron of the entire first set of Initial Extracts referenced in Section 3.1 and shall conclude on the date fifteen (15) months after such date of delivery, unless otherwise mutually agreed.

     14.2 VLS EVALUATION TERM. With respect to each Target and on a Target by Target basis, the VLS Evaluation Term shall commence on the date Phytera delivers to Chiron all Validated Lead Structures and all related information for the Target pursuant to section 4.1 and shall conclude ninety (90) days after such date, unless otherwise mutually agreed.

     14.3 OVLS EVALUATION LICENSE AND OPTION TERM. With respect to each Target, and on a Target by Target basis, the OVLS Evaluation License and Option Term shall commence on the date Chiron delivers to Phytera the OVLS Declaration referenced in section 4.1, and shall conclude twelve (12) months after such date, unless otherwise mutually agreed.

     14.4 AGREEMENT TERM. Subject to Section 14.8 (Survival), and on a Target by Target basis, this Agreement shall terminate upon the conclusion of the last to expire of OVLS Evaluation License and Option Term for the last Target which is the subject of such OVLS Evaluation License and Option Term (the "AGREEMENT TERM").

     14.5  EXTENSION OF TERM.
_____________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

     In the event that the Parties agree to extend the Term of this Agreement, or any of the terms referenced in Sections 14.1, 14.2, 14.3 or 14.4, the parties will negotiate mutually agreed terms and conditions to govern the relationship during the period of any extension.

     14.6  EARLY TERMINATION FOR BREACH.

     During the Term, either party may terminate this Agreement upon the occurrence of any of the following:

          (a) upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

          (b) upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not commenced to cure such breach within [ ]* after written notice thereof by the other party and thereafter proceeded diligently to cure such breach within a reasonable time. In no event shall such
               reasonable time to cure such breach exceed [    ]* from the date
               of such notice.

     14.7  VOLUNTARY TERMINATION OF AGREEMENT.

     Chiron shall be entitled to terminate this Agreement at any time after the conclusion of the Collaboration Term. Such termination shall be effective [
]* after Chiron provides Phytera notice of its intent to terminate. Chiron shall pay costs incurred by Phytera pursuant to this Agreement prior to Phytera's receipt of Chiron's termination notice. Chiron shall also pay costs associated with noncancellable commitments undertaken by Phytera prior to Chiron's receipt of Chiron's termination notice, provided such costs are reasonable and Phytera undertakes best efforts to mitigate such costs.

     14.8  SURVIVAL OF ACCRUED OBLIGATIONS.

     Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. In addition Articles 5, 7, 8, 9, 10, 12, 13, 14.9, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24
and 25 shall survive termination of this Agreement, where applicable in accordance with their respective terms.

     14.9  BANKRUPTCY.

     All rights and licenses granted under or pursuant to this Agreement by Phytera to Chiron are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code. The parties agree that Chiron, as licensee of such rights under this Agreement, shall retain and may

____________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Phytera under the Bankruptcy Code, Chiron shall all be entitled to a complete duplicate of all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Chiron (i) upon any such commencement of a bankruptcy proceeding unless Phytera elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, immediately upon the rejection of this Agreement by or on behalf of Phytera.

     14.10  FORCE MAJEURE.

     Neither party shall be liable or considered in breach of this Agreement for delays which are the direct result of acts or events beyond the control of such party, (i.e., delays occasioned by acts of God, industrial disputes, war declared or undeclared, civil disturbance, acts or omissions of Government or other competent authority, fire, lightning, earthquake, explosion or flood) provided that the nonperforming party is in compliance with this Section 14.10.

          (a) In the event that either party wishes to claim Force Majeure, such party shall provide the other party prompt notice of the Force Majeure with a description of the cause of the Force Majeure and, wherever possible, an estimate of the extent and duration in its delay in performance, or its inability to perform; and

          (b) The party claiming Force Majeure shall use all possible diligence to remove the Force Majeure and/or the impairment in its performance as quickly as possible; and

          (c)  If the delay caused by the Force Majeure continues beyond fifteen
               (15) days after provision of the notice referenced in Section 14. 10(a), the parties shall meet to discuss in good faith a mutually satisfactory resolution of the problem. If the parties are unable to reach such a resolution within a further forty five
               (45) days, the other party may elect to terminate this Agreement subject to the provision of thirty (30) days prior written notice, provided that such termination shall not be effective if the Force Majeure is removed prior to the effective date of such termination.

15.  RESOLUTION OF DISPUTES

     15.1  EXCLUSIVE DISPUTE RESOLUTION MECHANISM.

     The parties further agree that matters of business judgment shall be resolved between the parties without recourse to arbitration. The parties agree the procedures set forth in this Article 15 shall be the exclusive mechanism for resolving any non-business judgment bona fide disputes that arise from time to time pursuant to this Agreement relating to any party's rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the parties.

     15.2  SCIENTIFIC COMMITTEE MEDIATION.

     Any such dispute must first be submitted to the Scientific Committee or their successors, for attempted resolution by good faith negotiations for a period of at least thirty (30) days. In the event the designated Scientific Committee members are not able to resolve such dispute within such thirty (30) day period, the dispute shall be referred to Executive Mediation as referenced in Section 15.3 below.

     15.3  EXECUTIVE MEDIATION.

     In the event that the dispute can not be resolved by mediation at the Scientific Committee pursuant to Section 15.2, such dispute shall be submitted to the appropriate designated officers of each party, for attempted resolution by good faith negotiation for a period of at least thirty (30) days. In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, and such dispute does not relate to a matter of business judgment, any party may invoke the mediation provisions of Section 15.4 below.

     15.4  MEDIATION.

     If the dispute cannot be resolved by the mechanism referenced in Section 15.3, the dispute shall be referred to non-binding mediation. The mediation shall be conducted by an independent mediator acceptable to both parties. Subject to Section 15.2 and Section 15.3, either party may serve upon the other a written demand for mediation. Such mediation shall commence within thirty (30) days following the other party's receipt of such demand, unless otherwise agreed in writing by the parties. Each party shall make available to the mediation an authorized representative with the capacity to bind such party, and the mediation shall be conducted as deemed appropriate by the mediator.

     15.5  INITIATION OF ARBITRATION.

     In the event that such dispute is not resolved within thirty (30) days after the matter is referred to mediation pursuant to Section 15.4, and if a party intends to initiate an arbitration (or other ADR mechanism) to resolve a dispute, such party shall provide written notice (the "ADR Request") to counsel for the other party informing such other party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in this Agreement within which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

     15.6 ARBITRATION.

     If it is not otherwise possible to settle a dispute within thirty (30) days from the referral of the dispute then either party shall have the right to submit the same to binding arbitration in accordance with, and subject to the American Arbitration Association. If initiated by Chiron, such arbitration shall be conducted in Worcester, Massachusetts. If initiated by Phytera, such arbitration shall be conducted in San Francisco, California.

     15.7  BINDING NATURE OF DECISION.

     The decision of the arbitrator shall be binding upon the Parties and judgment upon the award rendered by the arbitrator may be enforced in accordance with the provisions hereof.

16.  WARRANTY

     16.1  POWER TO ENTER AGREEMENT.

     Phytera and Chiron warrant to the other that it has the power to enter into and perform its obligations under this Agreement. Phytera represents and warrants no third party possesses any option or license rights with respect to any intellectual property which would impair Chiron's rights under this Agreement.

     16.2  PHYTERA WARRANTY TO CHIRON.

     Phytera warrants to Chiron that:

          (a)  it is the legal and beneficial owner of the Extracts;

          (b) to the best of its information knowledge and belief Phytera has the necessary rights in respect to satisfy its obligations under this Agreement.

     16.3  ACKNOWLEDGMENTS BY PHYTERA.

     With respect to any agreements executed prior to the Effective Date of this Agreement which relate to Phytera Patents which are the subject of Chiron's rights hereunder (the "Original Agreements") including, without limitation, Phytera agreements with third party providers of material, including, without limitation, rights to plant and organism samples and protocols, or intellectual property embodied or contained in Phytera's extracts (the "Original Parties") Phytera warrants, acknowledges and agrees that as of the Effective Date:

          (a)  there are no outstanding breaches of the Original Agreements;

          (b) there are no acts, facts, circumstances or omissions of which it is presently aware, which would give the Original Parties, either presently or with the passage of time, the right to terminate the Original Agreements.

     16.4  GENERAL WARRANTIES.

     Each party represents and warrants to the other that:

          (a) this agreement does not contravene any law, regulation or official directive or any obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers to be exceeded; and

          (b) it is not a party to any pending or threatened action or proceeding affecting it or any of its assets before a court, governmental agency, commission or arbitrator where an adverse outcome could reasonably be expected to adversely impact upon the performance of its obligations under this agreement; and

          (c) it has no immunity from the jurisdiction of a court or from legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

17.  NOTICES

     Any notice, demand, consent or other communication (the Notice) given or made under this Agreement other than communications made under Article 11 hereof:

          (a) must be in writing and signed by a person duly authorized by the sender;

          (b) must either be delivered to the intended recipient by prepaid post (if posted to an address in another country, by airmail) or by hand or fax to the address or fax number below or the address or fax number_last notified by the intended recipient to the sender:

               (1) to Phytera:    Phytera Inc.
                                  377 Plantation Street
                                  Worcester, NlA 01605
                                  Attention:
                                  Fax Number:

               (2) to Chiron:     Chiron Corporation
                                  4560 Horton Street
                                  Emeryville, California 94608
                                  United States of America
                                  Attention: President, Chiron Technologies
                                  Fax Number: (510) 923 7460; and
                                  with copies to: General Counsel
                                  Fax No: (510) 654-5360

          (c)  will be taken to be duly given or made:

               (1)  in the case of delivery in person, when delivered;

               (2) in the case of delivery by post, two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country); and

               (3) in the case of fax, on receipt by the sender of a transmission control report from the dispatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place to which the Notice is sent or is later than 4:00 p.m. local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

18.  ENTIRE AGREEMENT

     This Agreement contains the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, understandings and communications between the Parties in connection with it.

19.  AMENDMENT

     No amendment or variation of this Agreement is valid or binding on a party unless made in writing executed by all parties.

20.  ASSIGNMENT

     Neither party may, or will have the power to, assign this Agreement without the prior written consent of the other, except that either party may assign its rights and obligations under this Agreement without the approval of the other, to a successor in interest or any of its Affiliates which expressly assumes such party's obligations and responsibilities hereunder, provided that the assigning party remains fully liable for and shall not be relieved from the full performance of all obligations under this Agreement.

21.  NO WAIVER

     No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

22.  FURTHER ASSURANCES

     Each party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

23.  GOVERNING LAW AND JURISDICTION

     This Agreement is governed by the laws of California, and subject to
Article 15, the parties submit to the non-exclusive jurisdiction of the courts of that state.

24.  INTERPRETATION

     Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

          (a)  The singular includes the plural and conversely.

          (b)  A gender includes all genders.

          (c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

          (d) A reference to an agreement or document (including, without limitation, a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

          (e) A reference to a party to this Agreement or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).

          (f) A reference to legislation or to a provision of legislation includes a modification or re-enactrnent of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

          (g) A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

A reference to dollars and $ is to United States currency.

25. COUNTERPARTS

     This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

IN WITNESS HEREOF, the parties have executed this Agreement of the Effective
Date.

SIGNED FOR AND BEHALF OF            SIGNED FOR AND BEHALF OF
PHYTERA, INC.                       CHIRON CORPORATION


By: /s/ Malcolm Morville            By: /s/ [ILLEGIBLE SIGNATURE]
    --------------------------         ----------------------------------
Name:_________________________      Name:________________________________

Title:  President                   Title: PRESIDENT, CHIRON TECHNOLOGIES
      ------------------------             ------------------------------

                           EXHIBIT A
                           ---------

                            Targets
                            -------


[



                                              ]*


_________________________
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.